EXHIBIT 77Q1(E) - First Amendment to Amended and Restated Investment Advisory Agreement between Phoenix Series Fund and Phoenix Investment Counsel, Inc. dated January 3, 2005, filed herewith.

EXHIBIT 77Q1(G) - Plan of Reorganization between Phoenix Series Fund, on behalf of Phoenix Balanced Fund and Phoenix Strategic Allocation Fund dated April 6, 2005, filed herewith.


                            FIRST AMENDMENT
                        TO AMENDED AND RESTATED
                      INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 3rd day of January, 2005 amends that certain Amended and Restated Investment Advisory Agreement effective as of November 20, 2002 (the "Agreement") by and between Phoenix Series Fund, a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser").

	NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1.	The name of the series Phoenix-Engemann Aggressive Growth Fund has been changed to Phoenix-Engemann Mid-Cap Growth Fund.

2.	The name of the series Phoenix-Oakhurst Balanced Fund will be come
Phoenix Balanced Fund and Phoenix Duff & Phelps Core Bond Fund will become Phoenix Core Bond Fund effective January 1, 2005.

3.	Phoenix Investment Counsel, Inc. is the investment adviser to Phoenix
Core Bond Fund, replacing Duff & Phelps Investment Management Company, effective January 1, 2005.

4.	Any and all reference to state of domicile for Phoenix Investment
Counsel, Inc. shall hereafter refer to the State of Massachusetts.

5.	Appendix A to the Agreement is hereby deleted in its entirety and
Appendix A attached hereto is substituted in its place.

6.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

7.	This Amendment shall become effective on the date first accepted by the Adviser which date is set forth on the signature page hereof.

8.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX INVESTMENT COUNSEL, INC.      PHOENIX SERIES FUND

By:     /s/ John H. Beers             By:     /s/ Francis G. Waltman
Name:   John H. Beers                 Name:   Francis G. Waltman
Title:  Vice President and Clerk      Title:  Senior Vice President

                               SCHEDULE A

SERIES                                INVESTMENT ADVISORY FEE

                                                $1 BILLION
                                     FIRST        THROUGH
                                  $1+BILLION    $2 BILLION    $2+ BILLION
Phoenix Balanced Fund                 0.55%        0.50%         0.45%
Phoenix Core Bond Fund                0.45%        0.40%         0.35%
Phoenix-Engemann Capital Growth Fund  0.70%        0.65%         0.60%
Phoenix-Goodwin High Yield Fund       0.65%        0.60%         0.55%
Phoenix-Goodwin Money Market Fund     0.40%        0.35%         0.30%

                                      FIRST $50     NEXT $450    OVER $500
                                       MILLION       MILLION      MILLION
Phoenix-Engemann Mid-Cap Growth Fund   0.90%          0.80%        0.70%

The parties of this Agreement hereby acknowledge the following fund name changes. Phoenix Balanced Fund f/k/a Phoenix-Oakhurst Balanced Fund; Phoenix Core Bond Fund f/k/a Phoenix Duff & Phelps Core Bond Fund; and Phoenix-Engemann Mid-Cap Growth Fund f/k/a Phoenix-Engemann Aggressive Growth Fund.






                AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 6th day of April, 2005, by and between Phoenix Series Fund (the "Series Fund"), a Delaware Statutory Trust with its principal place of business at 101 Munson Street, Greenfield, Massachusetts 01301, on behalf of the Phoenix Balanced Fund (the "Surviving Series"), a portfolio series thereof, and the Phoenix Strategic Allocation Fund (the "Strategic Allocation Fund"), a Delaware Statutory Trust with a principal place of business at 101 Munson Street, Greenfield, Massachusetts 01301 (the "Merging Series"). For the purposes hereof, all references in this Agreement to action taken by the Surviving Series or the Merging Series shall be deemed to refer to action taken by the Series Fund or the Strategic Allocation Fund, on behalf of the respective portfolio series and all references to the "Trust(s)" shall collectively refer to the Series Fund and the Strategic Allocation Fund.

RECITALS

This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. The reorganization (the "Reorganization") will consist of the transfer of all or substantially all of the assets of the Merging Series to the Surviving Series in exchange solely for corresponding Class A, Class B and Class C shares of beneficial interest in the Surviving Series (the "Surviving Series Shares"), the assumption by the Surviving Series of all liabilities of the Merging Series, and the distribution of the Surviving Series Shares to the shareholders of the Merging Series in complete liquidation of the Merging Series as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

The Merging Series and the Surviving Series are separate series of Strategic Allocation Fund and Series Fund, respectively, which are open-end, registered investment companies of the management type. The Merging Series owns securities that generally are assets of the character in which the Surviving Series is permitted to invest. The Trustees of the Series Fund, including a majority of the trustees thereof who are not interested persons, as such term is defined pursuant to the Investment Company Act of 1940, as amended (the "1940 Act") have determined that participation in the Reorganization is in the best interests of the Surviving Series and its shareholders and that the interests of the existing shareholders of the Surviving Series would not be diluted as a result of effecting this transaction.

The Trustees of the Strategic Allocation Fund, including a majority of the trustees thereof who are not interested persons, as such term is defined pursuant to the 1940 Act, have also determined that participation in the Reorganization is in the best interests of the Merging Series and its shareholders and that the interests of the existing shareholders of the Merging Series would not be diluted as a result of effecting this transaction.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE MERGING SERIES TO THE SURVIVING
SERIES IN EXCHANGE FOR THE SURVIVING SERIES SHARES, THE
ASSUMPTION OF ALL MERGING SERIES LIABILITIES AND THE
LIQUIDATION OF THE MERGING SERIES.

1.1	Subject to the terms and conditions herein set forth
and on the basis of the representations and warranties contained herein, the Merging Series agrees to transfer all of the Merging Series' assets, as set forth in paragraph 1.2, to the Surviving Series, and the Surviving Series agrees in exchange therefor:
(i) to deliver to the Merging Series the number of full and fractional Surviving Series Shares, determined by dividing the value of the Merging Series' net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Surviving Series Share, computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume all liabilities of the Merging Series, as set forth in paragraph 1.3. Such transactions shall take place on the next business day following the closing provided for in paragraph 3.1 (the "Closing Date").

1.2	The assets of the Merging Series to be acquired by the
Surviving Series shall consist of all assets and property, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest receivable, that are owned by the Merging Series, and any deferred or prepaid expenses shown as an asset on the books of the Merging Series on the Closing Date (collectively, the "Assets").

1.3	The Merging Series will endeavor to discharge all of
its known liabilities and obligations prior to the Closing Date. The Surviving Series shall also assume all of the liabilities of the Merging Series, whether accrued or contingent, known or unknown, existing at the Valuation Date, as defined in paragraph
2.1 (collectively, the "Liabilities"). On or as soon as practicable prior to the Closing Date, the Merging Series will declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all (and in no event less than 98%) of its investment company taxable income and realized net capital gain, if any, for the current taxable year through the Closing Date.

1.4	Immediately after the transfer of Assets provided for
in paragraph 1.1, the Merging Series will distribute to the Merging Series' shareholders of record, determined as of immediately after the close of business on the Closing Date (the "Merging Series Shareholders"), on a pro rata basis, the Surviving Series Shares received by the Merging Series pursuant to paragraph 1.1, and will completely liquidate. Such distribution and liquidation will be accomplished, with respect to the Merging Series' shares, by the transfer of the Surviving Series Shares then credited to the account of the Merging Series on the books of the Surviving Series to open accounts on the share records of the Surviving Series in the names of the Merging Series Shareholders. The aggregate net asset value of Surviving Series Shares to be so credited to Merging Series Shareholders shall be equal to the aggregate net asset value of the Merging Series' shares owned by such shareholders on the Closing Date. All issued and outstanding shares of the Merging Series will simultaneously be canceled on the books of the Merging Series.

1.5	Ownership of Surviving Series Shares will be shown on
the books of the Surviving Series or its transfer agent, as defined in paragraph 3.3.

1.6	Any reporting responsibility of the Merging Series
including, but not limited to, the responsibility for filing of regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the "Commission"), any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Merging Series.
2.	VALUATION

2.1	The value of the Assets shall be the value computed as
of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being hereinafter called the "Valuation Date"), using the valuation procedures established by the Surviving Series' Board of Trustees, which shall be described in the then-current prospectus and statement of additional information with respect to the Surviving Series.

2.2	The net asset value of Surviving Series Shares shall
be the net asset value per share computed as of the Valuation Date, using the valuation procedures established by the Surviving Series' Board of Trustees which shall be described in the Surviving Series' then-current prospectus and statement of additional information.

2.3	The number of Surviving Series Shares to be issued
(including fractional shares, if any) in exchange for the Assets shall be determined by dividing the value of the net assets with respect to the shares of the Merging Series determined using the same valuation procedures referred to in paragraph 2.1, by the net asset value of a Surviving Series Share, determined in accordance with paragraph 2.2.

2.4	All computations of value shall be made by Phoenix
Equity Planning Corporation, in its capacity as financial agent for both the Series Fund and the Strategic Allocation Fund.

3.	CLOSING AND CLOSING DATE

3.1	The Closing Date shall be April 29, 2005, or such
other date as the parties may agree. All acts taking place at the closing of the transaction (the "Closing") shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time. The Closing shall be held at the offices of the Phoenix Life Insurance Company, One American Row, Hartford, CT 06102 or at such other time and/or place as the parties may agree.

3.2	The Strategic Allocation Fund shall direct State
Street Bank and Trust Company, as custodian for the Merging Series (the "Custodian"), to deliver, on the next business day after the Closing, a certificate of an authorized officer stating that (i) the Assets have been delivered in proper form to the Surviving Series, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Merging Series' portfolio securities represented by a certificate or other written instrument shall be presented for examination by the Custodian to State Street Bank and Trust Company, as the custodian for the Surviving Series, no later than on the next business day following the Closing Date, and shall be transferred and delivered by the Merging Series on the next business day following the Closing Date for the account of the Surviving Series duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Custodian shall deliver on the next business day following the Closing Date by book entry, in accordance with the customary practices of such depositories and the Custodian, the Merging Series' portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the 1940 Act. The cash to be transferred by the Merging Series shall be delivered by wire transfer of Federal funds on the next business day following the Closing Date.

3.3	The Strategic Allocation Fund shall direct Phoenix
Equity Planning Corporation (the "Transfer Agent"), on behalf of the Merging Series, to deliver on the next business day following the Closing, a certificate by an authorized officer stating that its records contain the names and addresses of the Merging Series Shareholders, and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing. The Surviving Series shall issue and deliver a confirmation evidencing the Surviving Series Shares to be credited on the Closing Date to the Secretary of the Surviving Series, or provide evidence satisfactory to the Merging Series that such Surviving Series Shares have been credited to the Merging Series' account on the books of the Surviving Series. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

3.4	In the event that on the Valuation Date (a) the New
York Stock Exchange or another primary trading market for portfolio securities of the Surviving Series or the Merging Series shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Board of Trustees of the Trusts, accurate appraisal of the value of the net assets of the Surviving Series or the Merging Series, respectively, is impracticable, the Closing Date shall be postponed until the first Friday after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Strategic Allocation Fund, on behalf of the
Merging Series, represents and warrants to the Series Fund as follows:

(a)	The Merging Series is duly organized as a series
of the Strategic Allocation Fund, which is a Statutory Trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with power under the Strategic Allocation Fund's Agreement and Declaration of Trust, as amended ("Declaration of Trust"), to own all of its Assets and to carry on its business as it is now being conducted;

(b)	The Strategic Allocation Fund is a registered
investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of shares of the Merging Series under the Securities Act of 1933, as amended ("1933 Act"), is in full force and effect;

(c)	No consent, approval, authorization or order of
any court or governmental authority is required for the consummation by the Merging Series of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the
"1934 Act") and the 1940 Act and such as may be required by state securities laws;

(d)	The current prospectus and statement of
additional information of the Merging Series conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)	On the Closing Date, the Strategic Allocation
Fund, on behalf of the Merging Series, will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Series Fund, on behalf of the Surviving Series, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to the Surviving Series;

(f)	The Merging Series is not engaged currently, and
the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Strategic Allocation Fund's Declaration of Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Strategic Allocation Fund, on behalf of the Merging Series, is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Strategic Allocation Fund, on behalf of the Merging Series, is a party or by which it is bound;

(g)	All material contracts or other commitments of
the Merging Series (other than this Agreement and certain investment contracts, including options, futures and forward contracts) will terminate without liability to the Merging Series on or prior to the Closing Date;

(h)	Except as otherwise disclosed in writing to and
accepted by the Series Fund, on behalf of the Surviving Series, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Strategic Allocation Fund, on behalf of the Merging Series, or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Strategic Allocation Fund, on behalf of the Merging Series, knows of no facts or circumstances, which, individually or in the aggregate, with the passage of time or the giving of notice (or both) would form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated or that does or could lead to a claim under existing directors and officers errors and omissions coverage;

(i)	The Statement of Assets and Liabilities,
Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Merging Series at December 31, 2004, have been audited by PricewaterhouseCoopers, LLP ("PwC"), independent registered public accounting firm, and are in accordance with generally accepted accounting principles ("GAAP") consistently applied, and such statements present fairly, in all material respects, the financial condition of the Merging Series as of such date in accordance with GAAP, and there are no known contingent liabilities of the Merging Series required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

(j)	Since December 31, 2004, there has not been any
material adverse change in the Merging Series' financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Merging Series of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Surviving Series. For the purposes of this subparagraph (j), a decline in net asset value per share of the Merging Series due to declines in market values of securities in the Merging Series' portfolio, the discharge the Liabilities, or the redemption of Merging Series' shares by shareholders of the Merging Series shall not constitute a material adverse change;

(k)	On the Closing Date, all Federal and other tax
returns, dividend reporting forms and other tax-related reports of the Merging Series required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Merging Series' knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(l)	For each taxable year of its operation (including
the taxable year ending on the Closing Date), the Merging Series has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been (or will be) eligible to compute and has computed (or will compute) its Federal income tax under Section 852 of the Code, and will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date, and before the Closing Date will have declared dividends sufficient to distribute all of its investment company taxable income and net capital gain for the period ending on the Closing Date;

(m)	All issued and outstanding shares of the Merging
Series are, and on the Closing Date will be, duly and validly issued and outstanding, will be fully paid and non-assessable and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws. All of the issued and outstanding shares of the Merging Series will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Merging Series, as provided in paragraph 3.3. Except for (x) the right of Class B shares of the Merging Series to automatically convert into Class A shares of the Merging Series eight years after purchase, or (y) in connection with any automatic dividend reinvestment plan available to the Merging Series' shareholders, the Merging Series does not have outstanding any options, warrants or other rights to subscribe for or to purchase any of the shares of the Merging Series, nor is there outstanding any security convertible into any of the Merging Series shares;

(n)	The execution, delivery and performance of this
Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Trustees of the Strategic Allocation Fund, on behalf of the Merging Series, and this Agreement will constitute a valid and binding obligation of the Merging Series, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

(o)	The information to be furnished by the Merging
Series for use in registration statements, proxy materials and other documents filed or to be filed with any Federal, state or local regulatory authority (including the NASD), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations thereunder applicable thereto;

(p)	The information statement of the Merging Series
(the "Proxy Statement") to be included in the Registration Statement referred to in paragraph 5.6, insofar as it relates to the Merging Series, will, on the effective date of the Registration Statement and on the Closing Date (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading provided, however, that the representations and warranties in this subparagraph (p) shall not apply to statements in or omissions from the Information Statement and the Registration Statement made in reliance upon and in conformity with information that was furnished by the Surviving Series for use therein, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder; and

(q)	Any person who acts as legal counsel for the
independent trustees of the Strategic Allocation Fund is an independent legal counsel as such term is defined under applicable law.

4.2	The Series Fund, on behalf of the Surviving Series,
represents and warrants as follows:

(a)	The Surviving Series is duly organized as a
series of the Series Fund, which is a Statutory Trust duly organized, validly existing and in good standing under the laws of the State of Delaware with power under the Series Fund's Declaration of Trust to own all of its assets and to carry on its business as it is now being conducted;

(b)	The Series Fund is a registered investment
company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of shares of the Surviving Series under the 1933 Act, is in full force and effect;

(c)	No consent, approval, authorization or order of
any court or governmental authority is required for the consummation by the Surviving Series of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required by state securities laws;

(d)	The current prospectus and statement of
additional information of the Surviving Series conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)	On the Closing Date, the Series Fund, on behalf
of the Surviving Series, will have good and marketable title to the Surviving Series' assets, free of any liens of other encumbrances, except those liens or encumbrances as to which the Merging Series has received notice and necessary documentation at or prior to the Closing;

(f)	The Surviving Series is not engaged currently,
and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Series Fund's Declaration of Trust or By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Series Fund, on behalf of the Surviving Series, is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Series Fund, on behalf of the Surviving Series, is a party or by which it is bound;

(g)	Except as otherwise disclosed in writing to and
accepted by the Strategic Allocation Fund, on behalf of the Merging Series, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Series Fund, on behalf of the Surviving Series, or any of the Surviving Series' properties or assets that, if adversely determined, would materially and adversely affect the Surviving Series' financial condition or the conduct of the Surviving Series' business. The Series Fund, on behalf of the Surviving Series, knows of no facts or circumstances which, individually or in the aggregate, with the passage of time or the giving of notice (or both) might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Surviving Series' business or the Surviving Series' ability to consummate the transactions herein contemplated or that does or could lead to a claim under existing directors and officers errors and omissions coverage;

(h)	The Statement of Assets and Liabilities,
Statements of Operations and Changes in Net Assets and Schedule of Investments of the Surviving Series at October 31, 2004, have been audited by PwC, independent registered public accounting firm, and are in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to the Merging Series) present fairly, in all material respects, the financial condition of the Surviving Series as of such date in accordance with GAAP, and there are no known contingent liabilities of the Surviving Series required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

(i)	Since October 31, 2004, there has not been any
material adverse change in the Surviving Series' financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Surviving Series of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Merging Series. For purposes of this subparagraph (i), a decline in net asset value per share of the Surviving Series due to declines in market values of securities in the Surviving Series' portfolio, the discharge of Surviving Series' liabilities, or the redemption of Surviving Series Shares by shareholders of the Surviving Series, shall not constitute a material adverse change;

(j)	On the Closing Date, all Federal and other tax
returns, dividend reporting forms, and other tax-related reports of the Surviving Series required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Surviving Series' knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns;

(k)	For each taxable year of its operation (including
the taxable year including the Closing Date), the Surviving Series has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been eligible to compute and has computed (or will compute) its Federal income tax under Section 852 of the Code;

(l)	All issued and outstanding shares of the
Surviving Series are, and on the Closing Date will be, duly and validly issued and outstanding, will be fully paid and non-assessable and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act. Except for
(x) the right of Class B shares of the Merging Series to automatically convert into Class A shares of the Surviving Series eight years after purchase, or (y) in connection with any automatic dividend reinvestment plan available to the Surviving Series' shareholders, the Surviving Series does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of the Surviving Series, nor is there outstanding any security convertible into any shares of the Surviving Series;

(m)	The execution, delivery and performance of this
Agreement will have been fully authorized prior to the Closing Date by all necessary action, if any, on the part of the Trustees of the Series Fund, on behalf of the Surviving Series, and this Agreement will constitute a valid and binding obligation of the Series Fund, on behalf of the Surviving Series, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

(n)	Surviving Series Shares to be issued and
delivered to the Merging Series, for the account of the Merging Series Shareholders, pursuant to the terms of this Agreement, will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Surviving Series Shares, and will be fully paid and non-assessable;

(o)	The information to be furnished by the Series
Fund for use in the registration statements, proxy materials and other documents filed or to be filed with any Federal, state or local regulatory authority (including the NASD) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with Federal securities and other laws and regulations applicable thereto;

(p)	That insofar as it relates to the Surviving
Series, the Registration Statement relating to the Surviving Series Shares issuable hereunder, and the Information Statement to be included in the Registration Statement, and any amendment or supplement to the foregoing, will, from the effective date of the Registration Statement (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading provided, however, that the representations and warranties in this subparagraph (p) shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Merging Series for use therein, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder;

(q)	The majority of the Trustees of the Series Fund
are not interested persons of the Series Fund, and those trustees select and nominate any of the independent trustees of the Series Fund; and

(r)	Any person who acts as legal counsel for the
independent trustees of the Series Fund is an independent legal counsel as such term is defined under applicable law.

5. 	COVENANTS OF THE SERIES FUND AND THE STRATEGIC ALLOCATION
FUND, ON BEHALF OF THE SURVIVING SERIES AND THE MERGING
SERIES, RESPECTIVELY

5.1	The Surviving Series and the Merging Series each will
operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2	The Board of Trustees of the Strategic Allocation Fund
has considered and approved this Agreement as permitted under applicable state and Federal law and the operative trust document and will take all other reasonable action necessary to obtain approval of the transactions contemplated herein.

5.3	The Series Fund covenants that the Surviving Series
Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.4	Subject to the provisions of this Agreement, the
Trusts will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5	As soon as is reasonably practicable after the
Closing, the Merging Series will make a liquidating distribution to its shareholders consisting of the Surviving Series Shares received at the Closing.

5.6	The Strategic Allocation Fund will provide the Series
Fund with information reasonably necessary for the preparation of a registration statement on Form N-14 to the Merging Series (the "Registration Statement"), such Registration statement to consist of, without limitation, a prospectus and Information Statement.

5.7	The Strategic Allocation Fund, on behalf of the
Merging Series, covenants that it will, from time to time, as and when reasonably requested by the Series Fund, on behalf of the Surviving Series, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the Series Fund, on behalf of the Surviving Series, may reasonably deem necessary or desirable in order to carry out the intent and purpose of this Agreement to vest in and confirm
(a) the Strategic Allocation Fund's, on behalf of the Merging Series', title to and possession of the Surviving Series Shares to be delivered hereunder, and (b) the Series Fund's, on behalf of the Surviving Series', title to and possession of all the Assets.

5.8	The Surviving Series will use all reasonable efforts
to obtain the approvals and authorizations required by the 1933
Act and the 1940 Act as may be necessary in order to continue its operations after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MERGING SERIES

The obligations of the Strategic Allocation Fund, on behalf of the Merging Series, to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Series Fund, on behalf of the Surviving Series, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1	All representations and warranties of the Series Fund,
on behalf of the Surviving Series, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

6.2	The Series Fund, on behalf of the Surviving Series,
shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Series Fund, on behalf of the Surviving Series, on or before the Closing Date; and

6.3	The Merging Series and the Surviving Series shall have
agreed on the number of full and fractional Surviving Series Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SURVIVING SERIES

The obligations of the Series Fund, on behalf of the Surviving Series, to complete the transactions provided for herein shall be subject, at its election, to the performance by the Strategic Allocation Fund, on behalf of the Merging Series, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1	All representations and warranties of the Strategic
Allocation Fund, on behalf of the Merging Series, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

7.2	The Strategic Allocation Fund, on behalf of the
Merging Series, shall have delivered to the Surviving Series a statement of the Assets and the Liabilities, as of the Closing
Date, certified by the Treasurer or any Assistant Treasurer of the Strategic Allocation Fund;

7.3	The Strategic Allocation Fund, on behalf of the
Merging Series, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Strategic Allocation Fund, on behalf of the Merging Series, on or before the Closing Date;

7.4	The Merging Series and the Surviving Series shall have
agreed on the number of full and fractional Surviving Series Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1; and

7.5	The Merging Series shall have declared and paid a
distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 4:00 p.m. Eastern time on the Closing Date; and (ii) any undistributed investment company taxable income and net realized capital gains from any period to the extent not otherwise already distributed.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
SURVIVING SERIES AND THE MERGING SERIES

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Strategic Allocation Fund, on behalf of the Merging Series, or the Series Fund, on behalf of the Surviving Series, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1	On the Closing Date, no action, suit or other
proceeding shall be pending or, to each Trust's knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.2	All consents of other parties and all other consents,
orders and permits of Federal, state and local regulatory authorities deemed necessary by the Strategic Allocation Fund or the Series Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Surviving Series or the Merging Series, provided that either party hereto may for itself waive any of such conditions;

8.3	The Registration Statement shall have become effective
under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

8.4	The parties shall have received the signed opinion of
Sullivan & Worcester, addressed to the parties hereto and Phoenix Investment Counsel, Inc. in the form agreed upon by the parties hereto, substantially to the effect that, based upon certain facts, and the Officer's Certificate, the transaction contemplated by this Agreement, will for Federal income tax purposes, qualify as a tax free reorganization described in
Section 368(a) of the Code. The delivery of such opinion is conditioned upon receipt of an Officer's Certificate substantially in the form agreed upon by the parties.

9.	BROKERAGE FEES AND EXPENSES

9.1	The Strategic Allocation Fund, on behalf of the
Merging Series, and the Series Fund, on behalf of the Surviving
Series, represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2	The expenses relating to the proposed Reorganization
arising from and after approval by each respective board of trustees, will be borne by Phoenix Investment Partners, Ltd. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, preparation of the Registration Statement, printing and distributing the Surviving Series' prospectus and the Merging Series' Information Statement, legal fees, accounting fees, securities registration fees, and expenses of holding shareholders' meetings. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a "regulated investment company" within the meaning of Section 851 of the Code.

10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

10.1	The Strategic Allocation Fund and the Series Fund have
not made any representation, warranty or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties.

10.2	The representations, warranties and covenants
contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing shall survive the Closing.

11.	TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by either party: (i) by mutual agreement of the parties, or (ii) either party if the Closing shall not have occurred on or before June 30, 2005, unless such date is extended by mutual agreement of the parties, or (iii) either party if the other party shall have materially breached its obligations under this Agreement or made a material and intentional misrepresentation herein or in connection herewith. In the event of any such termination, this Agreement shall become void and there shall be no liability hereunder on the part of any party or their respective Trustees or officers, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

12.	AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Strategic Allocation Fund and the Series Fund.

13.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, personal service or prepaid or certified mail addressed to the parties hereto at their principal place of business.

14.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
LIMITATION OF LIABILITY

14.1	The Article and paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2	This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original.

14.3	This Agreement shall be governed by and construed in
accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

14.4	This Agreement shall bind and inure to the benefit of
the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.5	It is expressly agreed that the obligations of the
Strategic Allocation Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Strategic Allocation Fund personally, but shall bind only the trust property of the Merging Series, as provided in the Declaration of Trust of the Strategic Allocation Fund. The execution and delivery by such officers of the Strategic Allocation Fund shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Merging Series as provided in the Declaration of Trust of the Strategic Allocation Fund. Strategic Allocation Fund is a series company with a single portfolio series, and the Strategic Allocation Fund has entered into this Agreement on behalf of such series, the Merging Series. With respect to any obligation of the Strategic Allocation Fund arising hereunder, the Series Fund and the Surviving Series shall look for payment or satisfaction of such obligations solely to the assets and property of the Merging Series.

14.6	It is expressly agreed that the obligations of the
Series Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Series Fund personally, but shall bind only the trust property of the Surviving Series, as provided in the Declaration of Trust of the Series Fund. The execution and delivery by such officers of the Series Fund shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Surviving Series as provided in the Declaration of Trust of the Series Fund. The Series Fund is a series company with six portfolio series, and the Series Fund has entered into this Agreement on behalf of one such series, the Surviving Series. With respect to any obligation of the Series Fund arising hereunder, the Strategic Allocation Fund and the Merging Series shall look for payment or satisfaction of such obligations solely to the assets and property of the Surviving Series.

[signature page follows]


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President or a Vice President and its seal to be affixed thereto and attested by its Secretary or Assistant Secretary.

Attest:                       PHOENIX SERIES FUND, on behalf of
                              Phoenix Balanced Fund

/s/ Ann Spooner               By: /s/ George R. Aylward
Ann Spooner                   George R. Aylward
Assistant Secretary           Title: Executive Vice President

Attest:                       PHOENIX STRATEGIC ALLOCATION FUND

/s/ Ann Spooner               By: /s/ Francis G. Waltman
Ann Spooner                   Francis G. Waltman
Assistant Secretary           Title: Senior Vice President